Exhibit 10.10(a)

FIRST AMENDMENT TO

THE PEOPLE’S UNITED BANK ENHANCED SENIOR PENSION PLAN

WHEREAS, People’s United Bank, a federally chartered savings bank (the “Bank”), maintains The People’s United Bank Enhanced Senior Pension Plan (the “Plan”) for a select group of management or highly compensated employees who meet certain qualifications; and

WHEREAS, the provisions of Section 11.1 provide that the Plan may be amended from time to time by the Bank’s Human Resources Committee (the “Committee”); and

WHEREAS, the Committee on July 6, 2011, determined to amend the Plan to: (i) provide that no Plan Participant’s compensation earned or paid after December 31, 2011, or service performed after such date shall be taken into account under the Plan in determining such Participant’s benefit thereunder, but that service after December 31, 2011, nonetheless shall be taken into account under the Plan solely for purposes of determining such Participant’s vesting in his Plan Benefit accrued as of December 31, 2011; and (ii) that no employee who has not become a Participant in the Plan before January 1, 2012, shall be eligible to participate in the Plan on or after such date; and

WHEREAS, the Committee on October 13, 2011, determined to modify such action of July 6. 2011 to allow an Employee who is such as of January 1, 2012, had attained the Minimum Salary Grade prior to March 1, 2008 and remains at a salary grade at least equal to die Minimum Salary Grade to become a Participant as of his attainment of age fifty (50) on or after January 1, 2012; and

WHEREAS, the Committee on December 15, 2011, determined to amend the Plan to provide for an early payment for each Participant in an amount sufficient to pay the Participant’s portion of the FICA withholding taxes attributable to the ascertainable benefit amount under the Plan and an additional amount estimated to pay the applicable state and federal income withholding taxes and FICA withholding taxes relating to such payment and any related “gross-up” payment; and, further, to provide for an offset against the Plan Benefit payable following such Participant’s termination of employment to reflect such early payment; and

WHEREAS, the undersigned officer has been duly authorized by the Bank to execute such amendments.

NOW, THEREFORE, the Bank hereby amends the Plan, as follows, effective December 31, 2011, except as otherwise provided herein:

1.	A new paragraph is added to the end of ARTICLE I of the Plan to read as follows:

“Benefits under the Plan, the Cap Excess Plan and the ERP have been frozen effective December 31, 2011, and no increases shall be made to a Participant’s benefit in the Plan determined as of December 31, 2011, as a result of service performed for the Bank on and after January 1, 2012. Any Employee who was initially employed by the Bank before August 14, 2006, who had not become a Participant in the Plan by December 31, 2011, but would qualify as a Participant under Article III of the Plan except that he has not attained age 50 by December 31, 2011 shall nonetheless be eligible to become a Participant in the Plan if he attains age 50 on or after January 1, 2012 while he is an Employee of the Bank. No Participant’s compensation earned or paid after December 31, 2011, shall become part of his Final Average Salary and no part of his service performed after such date shall be taken into account under the Plan in determining the Participant’s Plan Benefit or Plan Death Benefit hereunder. The provisions above limiting recognition of a Participant’s Credited Service after December 31, 2011, shall not be construed to indicate that the Participant has had a termination of Credited Service requiring distribution under the Plan.”

2.	For purposes of clarification, the following sentence is added to the end of Section 2.25:

“For purposes of determining (a) above, no service performed or attributed to periods after December 31, 2011 and no amount of compensation paid to or accrued by the Participant after December 31, 2011 shall be considered in determining his Final Average Salary or Target Amount. In determining whether a Participant has completed less than 15 Years of Credited Service, Credited Service performed by the Participant after December 31, 2011 shall not be considered.”

3.	Section 3.2 of the Plan is amended in its entirety to read as follows:

“3.2. Subsequent Participants. Subject to the provisions of Section 3.4 hereof, each other Employee who is such on or after the Effective Date shall become a Participant as of the date he meets both of the following requirements:

(a) has a salary grade equal to or higher than the Minimum Salary Grade; and

(b) has attained age 50 or older.

For purposes of clarification, the Employee may satisfy the requirement of Section 3.2(b) after December 31, 2011 and become a Participant if he satisfies all other requirements prior to such date, namely: initially an Employee prior to August 14, 2006; attained a salary grade at least equal to the Minimum Salary Grade prior to March 1, 2008; and remains an Employee and maintains such a salary grade until attaining age 50.”

4.	Section 5.5 is added to the Plan, effective December 15, 2011, to read as follows:

“5.5 Withholding Taxes. The Bank shall pay such amounts as come due under any Federal, state or local laws or regulations such as the provisions of Sections 3121(v) and 3401(a) of the Code to the proper governmental agencies (i) with respect to the Participant’s share of FICA taxes attributable to his benefits under the Plan; (ii) income tax withholding on the amount of the such taxes, and (iii) any withholding taxes attributable to the amounts of such withholding described in (i) and (ii) so that the Participant’s out of pocket payment of taxes is not increased because of his participation in the Plan for a year in which no distribution of Plan Benefits is made (such payments described in (iii) being sometimes known as “gross-ups”). Further, with respect to actual distribution of Plan Benefits (other than those provided for in the immediately preceding sentence) the Bank shall make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with such payment. Any amounts paid by the Bank pursuant to any provision of this Section shall be subtracted from the payment to such Participant or his Beneficiary of Ins Plan Benefit or death benefit.”

5.	Section 11,2 of the Plan is modified in its entirety to read as follows:

“11.2 Minimum Benefit. Further, no Participant who was a participant in the SRP as of the day before the Effective Date shall receive a Plan benefit which, when added to the plan benefit to which he is entitled under the Cap Excess Plan is of a lesser actuarial value than the Plan Benefits such Participant would have received under the SRP had the SRP not been amended as of the Effective Date based on the lesser of his Final Average Salary as of the earlier of (i) the date of termination of his Credited Service, or (ii) the Effective Date, or her or his Final Average Salary as of December 31, 2011 ”

6.	The second sentence of Section 11.4 of the Plan is amended to read as follows:

“Further, the Bank may cease all further benefit accruals, and has done so, effective December 31, 2011.”

7.	Section 14.1(e) is added to the Plan to read as follows:

(e) Notwithstanding any provision of this Article XIV to the contrary, a Participant’s Credited Service performed after December 31, 2011, shall not be considered under the Plan in determining his Target Amount or his Plan Benefit hereunder. Nonrecognition of a Participant’s Credited Service performed after December 31, 2011, shall not be deemed a termination of the Participant’s Credited Service for purposes of allowing a distribution under the Plan. Notwithstanding the above, Years of Vesting Service performed after December 31, 2011, will be recognized by the Plan solely for purposes of satisfying the vesting requirements under Article IV of the Plan.”

IN WITNESS WHEREOF, the Committee and the Bank acting by the Bank’s duly authorized officer, cause this amendment to be executed to be effective as herein provided.

PEOPLE’S UNITED BANK

By:	/s/ Robert. E. Trautmann
Robert. E. Trautmann
Senior Executive Vice President and General Counsel

Date:	12/23/11